Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-146171, 333-112123, 333-113015, 333-88726, 333-74775, 333-75175, 333-89159, 333-40408 and 333-44298), and Forms S-8 (File Nos. 333-144516, 133-149108, 333-80065, 333-80067, 333-80069, 333-67384, 333-67386 and 333-130454) of Alseres Pharmaceuticals, Inc. (formerly Boston Life Sciences) and Subsidiaries of our report dated March 31, 2008 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Alseres Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2007.
/s/ McGladrey & Pullen, LLP
Burlington, Massachusetts
March 31, 2008